Exhibit 107

Calculation of Filing Fee Table

Form F-1

(Form Type)

Freightos Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title		Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid
Primary Offering
	Equity	Ordinary Shares, par value $0.00001 per share	(2)	457(g)	14,850,000	$11.50	(3)	$170,775,000	0.00011020	$18,819.41
Secondary Offering
	Equity	Ordinary Shares, par value $0.00001 per share	(4)	457(c)	42,442,231	$5.40	(5)	$229,188,047.40	0.00011020	$25,256.52
	Warrants	Warrants to purchase Ordinary Shares	(6)	457(g)	8,550,549	—	(7)	—	—	—
Total Offering Amounts								$399,963,047.40		$44,075.93
Total Fees Previously Paid										—
Total Fee Offsets										—
Net Fee Due										$44,075.93

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the registrant is also registering an indeterminate number of additional securities that may become issuable as a result of any stock dividend, stock split, recapitalization or other similar transaction.

(2)

Represents up to (a) 5,750,000 Freightos Ordinary Shares issuable upon exercise of the Freightos Public Warrants (b) 6,500,000 Freightos Ordinary Shares issuable upon exercise of the Freightos Private Warrants and (c) 2,600,000 Freightos Ordinary Shares issuable upon exercise of Freightos Warrants issued in connection with the Private Placements. Each whole warrant entitles the warrant holder to purchase one Freightos Ordinary Share at a price of $11.50 per share.

(3)	Calculated pursuant to Rule 457(g) of the Securities Act. Represents the exercise price of the Freightos Public Warrants of $11.50.
(4)

Represents the resale of 42,442,231 Freightos Ordinary Shares, consisting of (i) 1,000,000 Freightos Ordinary Shares issued to the PIPE Investor, (ii) 5,000,000 Freightos Ordinary Shares issued to the Forward Purchaser, (iii) 1,000,000 Freightos Ordinary Shares issued to the Backstop Investor, (iv) 2,825,000 shares issued to the Sponsor, (v) 24,066,682 Freightos Ordinary Shares issued to certain shareholders of the Company and (vi) 8,550,549 Freightos Ordinary Shares issuable upon exercise of Freightos Warrants.

(5)

Pursuant to Rule 457(c), the proposed maximum offering price per unit of the Freightos Ordinary Shares is based on the implied average of the high and low prices of the Freightos Ordinary Shares as reported on the Nasdaq Capital Market on February 16, 2023.

(6)

Represents the resale of 8,550,549 Freightos Warrants, consisting of (i) 2,500,000 Freightos Warrants issued to the Forward Purchaser, (ii) 100,000 Freightos Warrants issued to the Backstop Investor and (iii) 5,950,549 Freightos Warrants issued to the Sponsor.

(7)

In accordance with Rule 457(g), the entire registration fee for the resale of the Freightos Warrants is allocated to the Freightos Ordinary Shares underlying the Freightos Warrants, and no separate fee is payable for the Freightos Warrants.